Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Pricing Supplement dated July 12, 2011 to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2010 and the Product Supplement dated June 23, 2011

US$1,160,000
Senior Medium-Term Notes, Series B
Buffered Bullish Enhanced Return Notes due July 15, 2013
Each Linked to a Single Exchange Traded Fund

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This pricing supplement relates to two separate note offerings.  Each issue of the notes is linked to one, and only one, Underlying Asset named below.  You may participate in either of the two offerings or, at your election, both of the offerings.  This pricing supplement does not, however, allow you to purchase a single note linked to a basket of both of the Underlying Assets described below.

•	An investor in the notes may lose up to 85% of their principal at maturity.

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The notes are designed for investors who seek a 200% leveraged return based on the appreciation in the share price of the applicable Underlying Asset.  Investors should be willing to accept a payment at maturity that is capped at the applicable Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the price of the applicable Underlying Asset decreases by more than 15% from its price on the pricing date, for a maximum loss of up to 85% of the principal amount.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

Common Terms for Each of the Notes:
Pricing Date:	July 12, 2011	Maturity Date:	July 15, 2013
Issue Date:	July 15, 2011	Buffer Percentage:	15%
Valuation Date:	July 10, 2013	Buffer Level:	85% of the Initial Level
Specific Terms for Each of the Notes:
Underlying Asset	Initial Level	Buffer Level	Cap	Maximum Redemption Amount	CUSIP	Principal Amount	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal
iShares® MSCI EAFE Index Fund (EFA)	57.66	49.01	10.00%	$1,200	06366QPZ4	$642,000	100%	0% US$0	100% US$642,000

iShares® MSCI Emerging Markets Index Fund (EEM)	46.12	39.20	10.50%	$1,210	06366QQA8	$518,000	100%	0% US$0	100% US$518,000

 (1)  The price to the public specified above may include the profit that we would recognize earned by hedging our exposure under the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 of this pricing supplement, “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and “Risk Factors” section beginning on page S-3 of the prospectus supplement and on page 5 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

Key Terms of Each of the Notes:

General:
This pricing supplement relates to two separate offerings of notes.  Each offering is a separate offering of notes linked to one, and only one, Underlying Asset.  If you wish to participate in more than one offering, you must separately purchase the applicable notes.  The notes offered by this pricing supplement do not represent notes linked to a basket of the Underlying Assets.

Payment at Maturity:
If the Percentage Change is greater than or equal to the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change is positive but is less than the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -15% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -15%, then the payment at maturity will equal: Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Upside Leverage Factor (for All the Notes):	200%

Initial Level:	The closing price of one share of the applicable Underlying Asset on the Pricing Date.

Final Level:	The closing price of one share of the applicable Underlying Asset on the applicable Valuation Date.

Buffer Level:	85% of the Initial Level.

Buffer Percentage:
15%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the applicable Underlying Asset does not decrease by more than 15%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 85% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	July 12, 2011

Settlement Date:	July 15, 2011, as determined on the Pricing Date.

Valuation Date:	July 10, 2013, as determined on the Pricing Date.

Maturity Date:	July 15, 2013, as determined on the Pricing Date.

Automatic Redemption:	Not applicable.

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

Key Terms of the Notes Linked to the iShares® MSCI EAFE Index Fund:

Underlying Asset:	iShares® MSCI EAFE Index Fund (NYSE Arca symbol: EFA). See the section below entitled “The Underlying Assets—iShares® MSCI EAFE Index Fund” for additional information about the Underlying Asset.

Cap:	10.00%

Maximum Redemption Amount:	$1,200

CUSIP:	06366QPZ4

Key Terms of the Notes Linked to the iShares® MSCI Emerging Markets Index Fund:

Underlying Asset:	iShares® MSCI Emerging Markets Index Fund (NYSE Arca symbol: EEM). See the section below entitled “The Underlying Assets—iShares® MSCI Emerging Markets Index Fund” for additional information about the Underlying Asset.

Cap:	10.50%

Maximum Redemption Amount:	$1,210

CUSIP:	06366QQA8

We may use this pricing supplement in the initial sale of notes.  In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of each of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent.  You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in any of the Underlying Assets.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

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Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 15%. The payment at maturity will be based on the applicable Final Level, and whether the applicable Final Level of the applicable Underlying Asset on the applicable Valuation Date has declined from the applicable Initial Level to a level that is less than the applicable Buffer Level. Accordingly, you could lose up to 85% of the principal amount of your notes.

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Your return on the notes is limited to the applicable Maximum Redemption Amount, regardless of any appreciation in the price of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the applicable Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change of the applicable Underlying Asset to which your notes are linked exceeds the Cap.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading the assets included in the Underlying Assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the prices of the Underlying Assets and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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The inclusion of hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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You will not have any rights of a holder of the assets held by the applicable Underlying Asset and will have no right to receive any assets of the applicable Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of the applicable Underlying Asset, or any assets held by the applicable Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, silver or any other rights with respect to the applicable Underlying Asset or such other assets.

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An investment in notes linked to the Underlying Assets is subject to risks associated with foreign securities markets. — The MSCI Emerging Markets Index, which underlies the iShares® MSCI Emerging Markets Index Fund, and the MSCI EAFE Index, which underlies the iShares® MSCI EAFE Index Fund (each an “Underlying Index” and together the “Underlying Indices”), track the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Notes linked to the Underlying Assets are subject to foreign currency exchange rate risk. — The share price of the Underlying Assets will fluctuate based upon their net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Underlying Assets are traded. Accordingly, investors in notes linked to the Underlying Assets will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Underlying Assets are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If, the dollar strengthens against these currencies, the net asset value of the Underlying Assets will be adversely affected and the price of the Underlying Assets may decrease.

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Changes that affect the Underlying Indices will affect the market value of the notes and the amount you will receive at maturity. — The policies of MSCI, Inc. (“MSCI”), the sponsor of the Underlying Indices, concerning the calculation of the Underlying Indices, additions, deletions or substitutions of the components of the Underlying Indices and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Indices and, therefore, could affect the share price of the applicable Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if MSCI changes these policies, for example, by changing the manner in which it calculates the Underlying Indices, or if MSCI discontinues or suspends the calculation or publication of an Underlying Index.

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Adjustments to the applicable Underlying Asset could adversely affect the notes. — BlackRock Institutional Trust Company, N.A. (“BTC”), as the sponsor of the Underlying Assets, is responsible for calculating and maintaining the Underlying Asset. BTC can add, delete or substitute the stocks comprising the Underlying Asset or make other methodological changes that could change the share price of the Underlying Asset at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the applicable notes.

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We have no affiliation with MSCI and will not be responsible for any actions taken by MSCI. MSCI is not an affiliate of ours and will not be involved in the offerings of the notes in any way.  Consequently, we have no control over the actions of MSCI, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  MSCI has no obligation of any sort with respect to the notes.  Thus, MSCI has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to MSCI.

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We and our affiliates generally do not have any affiliation with the investment advisor of the Underlying Assets and are not responsible for its public disclosure of information.  BlackRock Fund Advisors (“BFA”), as the investment advisor of the Underlying Assets, advises the Underlying Assets on various matters including matters relating to the policies, maintenance and calculation of the Underlying Assets. We and our affiliates are not affiliated with BFA in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying Assets. BFA is not involved in any offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Assets that might affect the value of the notes.  Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about BFA or the Underlying Assets contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the applicable Underlying Asset.

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The correlation between the performance of the applicable Underlying Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the applicable Underlying Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the applicable Underlying Asset may correlate imperfectly with the return on the applicable Underlying Index.

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The Underlying Assets are subject to management risks. — The Underlying Assets are subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the applicable Underlying Assets’ assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the applicable Underlying Asset track the relevant industry or sector.

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Lack of liquidity. — The notes will not be listed on any securities exchange. BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading activities. — We or any of our affiliates may have carried out or may carry out hedging activities related to the notes, including purchasing or selling assets, included in the applicable Underlying Asset, or futures or options relating to the applicable Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the applicable Underlying Asset. We or our affiliates may also engage in trading relating to the applicable Underlying Asset from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the price of the applicable Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of $100.00, a Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Level), a hypothetical Cap of 10.25% (a percentage change in the Underlying Asset of 10.25% results in a hypothetical maximum return on the notes of 20.50%), an Upside Leverage Factor of 200%, and a Maximum Redemption Amount of $1,205.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
$0.00	-100.00%	-85.00%
$50.00	-50.00%	-35.00%
$75.00	-25.00%	-10.00%
$80.00	-20.00%	-5.00%
$85.00	-15.00%	0.00%
$90.00	-10.00%	0.00%
$100.00	0.00%	0.00%
$105.00	5.00%	10.00%
$110.00	10.00%	20.00%
$120.00	20.00%	20.50%
$150.00	50.00%	20.50%
$175.00	75.00%	20.50%
$200.00	100.00%	20.50%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the applicable Underlying Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $70.00, representing a Percentage Change of -30%.  Because the Percentage Change is negative and the Final Level of $70.00 is less than the Initial Level by more than the Buffer Percentage of 15%, the investor receives a payment at maturity of $850 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-30% + 15%)] = $850

Example 2: The price of the applicable Underlying Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $95.00, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the Final Level of $95.00 is less than the Initial Level by not more than the Buffer Percentage of 15%, the investor receives a payment at maturity of $1,000 per $1,000 in principal amount of the notes.

Example 3: The price of the applicable Underlying Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $109.00, representing a hypothetical Percentage Change of 9%.  Because the Final Level of $109.00 is greater than the Initial Level and the Percentage Change of 9% does not exceed the Cap, the investor receives a payment at maturity of $1,180 per $1,000 principal amount per note, calculated as follows:

$1,000 + [$1,000 x (9% x 200%)] = $1,180

Example 4: The price of the applicable Underlying Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $120.00, representing a hypothetical Percentage Change of 20%.  Because the Final Level of $120.00 is greater than the Initial Level and the Percentage Change of 20% exceeds the Cap, the investor receives a payment at maturity of $1,205, the Maximum Redemption Amount.

Certain U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental United States Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Underlying Asset (or any other Underlying Asset) or as to the suitability of an investment in the notes.

The Underlying Assets

We have derived the following information from publicly available documents published by BTC. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with any Underlying Asset and the Underlying Assets will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of any Underlying Asset or any assets included in the applicable Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to any Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of an Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the applicable Underlying Asset could affect the value of the shares of that Underlying Asset on the applicable Valuation Date and therefore could affect the payment at maturity.

The selection of an Underlying Asset is not a recommendation to buy or sell the shares of any Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any Underlying Asset.

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about any Underlying Asset.

iShares® MSCI EAFE Index Fund

iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The iShares® MSCI EAFE Index Fund typically earns income dividends from securities included in the MSCI EAFE Index. These amounts, net of expenses and taxes (if applicable), are passed along to the iShares® MSCI EAFE Index Fund’s shareholders as “ordinary income.” In addition, the iShares® MSCI EAFE Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the iShares® MSCI EAFE Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the iShares® MSCI EAFE Index Fund or any equivalent payments.

The selection of the iShares® MSCI EAFE Index Fund is not a recommendation to buy or sell the shares of the iShares® MSCI EAFE Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the iShares® MSCI EAFE Index Fund.

The shares of the iShares® MSCI EAFE Index Fund trade on the NYSE Arca, Inc. under the symbol “EFA”.

MSCI EAFE Index

We have derived all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, MSCI. MSCI, which owns the copyright and all other rights to the MSCI EAFE Index, has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE Index. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the Underlying Index or any successor index.

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of June 30, 2011, the five largest country weights were the United Kingdom (21.01%), Japan (19.92%), France (9.90%), Germany (8.94%) and Australia (8.54%), and the five largest sector weights were Financials (23.43%), Industrials (12.86%), Materials (11.22%), Consumer Discretionary (10.46%), and Consumer Staples (10.09%).

iShares® MSCI Emerging Markets Index Fund

iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM. The iShares® MSCI Emerging Markets Index Fund typically earns income dividends from securities included in the MSCI Emerging Markets IndexSM. These amounts, net of expenses and taxes (if applicable), are passed along to the iShares® MSCI Emerging Markets Index Fund’s shareholders as “ordinary income.” In addition, the iShares® MSCI Emerging Markets Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the notes are linked only to the share price of the iShares® MSCI Emerging Markets Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the iShares® MSCI Emerging Markets Index Fund or any equivalent payments.

The iShares® MSCI Emerging Markets Index Fund trades on NYSE Arca under the ticker symbol “EEM”.

MSCI Emerging Markets IndexSM

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets IndexSM, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). MSCI, which owns the copyright and all other rights to the MSCI Emerging Markets IndexSM, has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets IndexSM. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the MSCI Emerging Markets IndexSM or any successor index.

The MSCI Emerging Markets IndexSM is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets IndexSM is calculated daily in U.S. dollars. The MSCI Emerging Markets IndexSM currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of June 30, 2011, the five largest country weights were China (17.45%), Brazil (15.35%), South Korea (14.85%), Taiwan (11.60%), and South Africa (7.44%), and the five largest sector weights were Financials (24.12%), Energy (14.70%), Materials (14.37%), Information Technology (12.05%), and Consumer Discretionary (7.84%).

The MSCI Emerging Markets IndexSM is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in any Underlying Index, or any successor to an Underlying Index. MSCI does not guarantee the accuracy or the completeness of the applicable Underlying Index, or any data included in the applicable Underlying Index. MSCI does not assume any liability for any errors, omissions, or disruption in the calculation and dissemination of the applicable Underlying Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the applicable Underlying Index, or the manner in which the applicable Underlying Index is applied in determining the amount payable on the notes at maturity.

Historical Performances of the Underlying Assets

The following tables set forth the quarter-end high and low closing prices for each Underlying Asset from the first quarter of 2007 through July 12, 2011.

The historical prices of the Underlying Assets are provided for informational purposes only. You should not take the historical prices of the applicable Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the iShares® MSCI EAFE Index Fund
		High	Low

2007	First Quarter	76.94	70.95
	Second Quarter	81.79	76.47
	Third Quarter	83.77	73.70
	Fourth Quarter	86.18	78.24

2008	First Quarter	78.35	68.31
	Second Quarter	78.52	68.10
	Third Quarter	68.04	53.08
	Fourth Quarter	55.88	35.71

2009	First Quarter	45.44	31.69
	Second Quarter	49.04	38.57
	Third Quarter	55.81	43.91
	Fourth Quarter	57.28	52.66

2010	First Quarter	57.96	50.45
	Second Quarter	58.03	46.29
	Third Quarter	55.42	47.09
	Fourth Quarter	59.46	54.25

2011	First Quarter	61.91	55.31
	Second Quarter	63.87	57.10
	Third Quarter (through July 12, 2011)	60.80	57.66

Closing Prices of the iShares® MSCI Emerging Markets Index Fund
		High	Low

2007	First Quarter	39.53	35.03
	Second Quarter	44.42	39.13
	Third Quarter	50.11	39.50
	Fourth Quarter	55.64	47.27

2008	First Quarter	50.37	42.17
	Second Quarter	51.70	44.43
	Third Quarter	44.43	31.33
	Fourth Quarter	33.90	18.22

2009	First Quarter	27.09	19.94
	Second Quarter	34.64	25.65
	Third Quarter	39.29	30.75
	Fourth Quarter	42. 0	37.56

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter (through July 12, 2011)	48.46	46.12